EXHIBIT 99.1

Total Nutraceutical Solutions Acquires Ergothioneine Transporter License from the University of Cologne, Germany

Ergothioneine is a Natural Organic Potent Antioxidant

STEVENSON, Wash.--( BUSINESS WIRE)-- Total Nutraceutical Solutions, Inc. (TNS) (OTCBB: TNUS) announced today that the company has acquired from the University of Cologne, Cologne, Germany (the “University”), an exclusive license agreement on the invention (the “Invention”) entitled “Ergothioneine Transporter,” owned by the University. The license comprises the patent application entitled “Identification of Ergothioneine Transporter and Therapeutic Uses Thereof.” This transporter is present in human cells, especially red and white blood cells, has a gene symbol SLC22A4, and can efficiently move the antioxidant L-Ergothioneine (ERGO) across cell membranes.

ERGO is a unique naturally occurring potent antioxidant that is abundant in most plants and animals. ERGO cannot be manufactured by humans and therefore is available only from dietary sources. Highest levels of ERGO are found in a number of human organ systems including liver, kidney, the eye, seminal fluid, and red blood cells. Although many plant and animal species contain Ergothioneine, only few can make it, the others absorb it from their diet, or in the case of plants, from their environment. ERGO is synthesized by mushrooms and mycobacteria in soil where it is readily absorbed by plants through their roots. The biological significance of ERGO is only now beginning to be understood; this important nutrient plays a dual role in both energy regulation and in protecting cells from oxidative damage. Inflammation and oxidative damage occur together and are associated with many human diseases including diabetes, heart disease, arthritis, fibromyalgia, Alzheimer’s disease, cancer, and even early aging.

Scientists worldwide are recognizing the important potential role of ERGO and its unique specific transporter in human physiology and disease. Furthermore, ERGO might represent a new and important Vitamin.

Prof. Dr. Dirk Gründemann, University of Cologne, Germany, a discoverer of the ERGO transporter, states in a published scientific paper, “Supplementation of ERGO to correct a dietary deficit could provide a new therapeutic strategy for chronic inflammatory diseases.” (Biochemical Pharmacology 74 (2007), 309-316; www.sciencedirect.com)

Dr. Solomon Snyder, Department of Neuroscience, Johns Hopkins School of Medicine recently published an article entitled “The Unusual Amino Acid L-Ergothioneine Is a Physiologic Cytoprotectant.” (Cell Death and Differentiation (2009), 1-7; www.nature.com/cdd) Dr. Snyder makes the following statement: “Because of its dietary origin and the toxicity associated with its depletion, ET (ERGO) may represent a new vitamin whose physiologic role includes antioxidant cytoprotection.”

“The acquisition of the ERGO transporter license is further evidence of the role of Total Nutraceutical Solutions (TNS) as a global leader in the research and development of mushrooms and their contained potent antioxidants and bionutrients,” stated Marvin S. Hausman MD, CEO, TNS. “ERGO may finally be recognized as a new important vitamin with a key role in protecting human cells and tissues against the ravages of many diseases. TNS has positioned itself as a global leader in the research and development of natural organic whole food dietary supplements, with increased concentrations of needed antioxidants such as ERGO and Vitamin D. The company has also taken on the mission to educate people with the concept of proper whole food nutrition based on Prevention, Not Intervention.”

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc., a global leader in mushroom research and development, focuses on discovering, formulating and marketing products composed primarily of organic natural whole mushroom foods, containing bioactive nutrients, such as L-Ergothioneine and Vitamin D, with potential health benefits. Our scientific strategy is to specialize in the development of production and analytic technologies for food and nutritional supplements mainly composed of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to our novel preventative healthcare formulations and nutritional approaches for a wide variety of human conditions and illnesses, we are also involved in the development, acquisition and ownership of breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc. with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended December 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Contact the Company at 509-427-5132 or email info@totalnutraceutical.com.

Contacts

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132
info@totalnutraceutical.com

Source: Total Nutraceutical Solutions, Inc.